Exhibit 99.1
H&R Block Chief Financial Officer Tony Bowen Announces Retirement

KANSAS CITY, Mo. – Feb. 6, 2024 – H&R Block (NYSE: HRB) today announced that Chief Financial Officer Tony Bowen has decided to retire. He is committed to a smooth transition and will remain at the company into September of 2024.
“Tony has been a tremendous partner during our transformation and instrumental in guiding the company to the strong financial position we are in today,” said Jeff Jones, President and CEO of H&R Block. “His contributions during his 20-year tenure will have a lasting impact on the company for years to come.”
As CFO, Bowen has made meaningful contributions to the company, including the rollout of upfront, transparent pricing, strong financial management leading to material earnings growth, and strategic capital allocation to shareholders. Under his leadership, the company has returned more than $3.8 billion to shareholders through share repurchases and dividends.
“Tony has been an outstanding member of the H&R Block team for many years. From his early days in treasury to his time leading the DIY tax business and ultimately as CFO, he has played a major role in bringing the company to the position of strength we enjoy today,” said Robert Gerard, Chairman of the Board, H&R Block. “On behalf of the board and our shareholders, I want to thank him for his service to the company, our associates and clients, and the communities we serve across the country.”
Bowen has served as Chief Financial Officer since May of 2016. He began his career with H&R Block in 2004 as Senior Treasury Analyst and held various executive roles, including Vice President of Finance, General Manager of DIY tax software, and Associate Vice President of Corporate Development.
“My time at Block has been an incredible experience and I’m grateful for all I’ve learned, and the opportunities I’ve been given. It’s been an honor to be a part of this transformation journey, and I’m confident H&R Block will continue this path of success,” said Bowen.
The company will begin an external search for Bowen’s replacement. For more information about H&R Block, visit HRBlock.com.

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About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small- business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the company helps small-business owners thrive with year-round bookkeeping, payroll, advisory, and payment processing solutions. For more information, visit H&R Block News.

For inquiries, please contact:
Media Relations:    Teri Daley, (816) 854-3787, teri.daley@hrblock.com
Media Desk: Mediadesk@hrblock.com

Investor Relations:    Michaella Gallina, (816) 854-3022, michaella.gallina@hrblock.com Jordyn Eskijian, (816) 854-5674, jordyn.eskijian@hrblock.com